COMFORCE Corporation
                     415 Crossways Park Drive, P.O. Box 9006
                            Woodbury, New York 11797

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on June 9, 1999

     As a stockholder of COMFORCE Corporation (the "Company"), you are invited to be present, or represented by proxy, at the Company's 1999 Annual Meeting of Stockholders, to be held at the Garden City Hotel, 45 Seventh Street, Garden City, New York on June 9, 1999 at 10:00 a.m., New York City time, and any adjournments thereof, for the following purposes:

1. To elect John C. Fanning, Harry Maccarrone, Michael D. Madden, Keith Goldberg, Daniel Raynor, Gordon Robinett and Kenneth J. Daley to the Board of Directors of the Company for terms of one (1) year. See "Election of Directors" in the Proxy Statement.

2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 28, 1999 are entitled to vote at the Annual Meeting of Stockholders and all adjournments thereof. Since a majority of the outstanding shares of the Company's Common Stock must be represented at the meeting in order to constitute a quorum, all stockholders are urged either to attend the meeting or to be represented by proxy.

     If you do not expect to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed reply envelope. Your vote is important regardless of the number of shares you own. If you later find that you can be present and you desire to vote in person or, for any other reason, desire to revoke your proxy, you may do so at any time before the voting.

     If you plan to vote at the meeting in person and your shares are held in the name of your broker, bank or other nominee, please request from such broker, bank or other nominee a letter to present to the judge of the election evidencing your ownership of the shares and your authority to vote the shares at the meeting.


                                             By Order of the Board of Directors



                                             Harry Maccarrone
                                             Secretary

April 30, 1999

                              COMFORCE Corporation
                     415 Crossways Park Drive, P.O. Box 9006
                            Woodbury, New York 11797

                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 9, 1999

                                 PROXY STATEMENT

     This Proxy Statement and the Notice of Annual Meeting and Form of Proxy accompanying this Proxy Statement, which will be mailed on or about May 10, 1999, are furnished in connection with the solicitation by the Board of Directors of COMFORCE Corporation, a Delaware corporation (the "Company" or "COMFORCE"), of proxies to be voted at the annual meeting of stockholders to be held at Garden City Hotel, 45 Seventh Street, Garden City, New York on June 9, 1999 at 10:00 a.m., New York City time, and any adjournments thereof.

     Holders of record of the Company's Common Stock at the close of business on April 28, 1999 (the "record date") will be entitled to one vote at the meeting or by proxy for each share then held. On the record date, there were 16,202,080 shares of Common Stock of the Company outstanding. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may withhold authority to vote for the nominees by marking the appropriate box on the accompanying proxy card, or may withhold authority to vote for an individual nominee by drawing a line through such nominee's name in the appropriate place on the accompanying proxy card. Unless instructions to the contrary are given, each properly executed proxy will be voted, except as specified below, to (i) elect John C. Fanning, Harry Maccarrone, Michael D. Madden, Keith Goldberg, Daniel Raynor, Gordon Robinett and Kenneth J. Daley as directors of the Company and (ii) to transact such other business as may properly be brought before the meeting or any adjournment thereof.

     All proxies may be revoked and execution of the accompanying proxy will not affect a stockholder's right to revoke it by giving written notice of revocation to the Secretary at any time before the proxy is voted or by the mailing of a later-dated proxy. Any stockholder attending the meeting in person may vote his or her shares even though he or she has executed and mailed a proxy. A majority of all of the issued and outstanding shares of the Company's Common Stock is required to be present in person or by proxy to constitute a quorum. Directors are elected by a plurality.

     This Proxy Statement is being solicited by the Board of Directors of the Company. The expense of making this solicitation is being paid by the Company and consists of the preparing, assembling and mailing of the Notice of Meeting, Proxy Statement and Proxy, tabulating returns of proxies, and charges and expenses of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies by telephone, facsimile or in person without additional compensation therefor.


                              ELECTION OF DIRECTORS

Election of Directors

     The Company's Bylaws provide that the Board of Directors shall consist of from three to nine persons as fixed by the Board. Seven persons have been nominated to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. It is intended that proxies in the form enclosed granted by the stockholders will be voted, unless otherwise directed, in favor of electing the following persons as directors:
John C. Fanning, Harry Maccarrone, Michael D. Madden, Keith Goldberg, Daniel Raynor, Gordon Robinett and Kenneth J. Daley.

     Unless you indicate to the contrary, the persons named in the accompanying proxy will vote it for the election of the nominees named above. If, for any reason, a nominee should be unable to serve as a director at the time of the meeting, which is not expected to occur, the persons designated herein as proxies may not vote for the election of any other person not named herein as a nominee for election to the Board of Directors. See "Information Concerning Directors and Nominees."

Recommendation

     The Board of Directors recommends a vote "FOR" the election of each of the nominees. Proxies solicited by the Board of Directors will be voted in favor of this proposal unless a contrary vote or authority withheld is specified.


                  INFORMATION CONCERNING DIRECTORS AND NOMINEES

Directors and Nominees

     Set forth below is information concerning each director and nominee for director of the Company, including his business experience during at least the past five years, his positions with the Company and the Company's wholly-owned subsidiary, COMFORCE Operating, Inc. ("COI"), and certain directorships held by him. Each nominee is currently a director of the Company except for Kenneth J. Daley. There are no family relationships among any of the directors or nominees, nor, except as hereinafter described, are there any arrangements or understandings between any director and another person pursuant to which he was selected as a director or nominee. Each director is to hold office until the next annual meeting of the stockholders or until his successor has been elected and qualified.

Name                                    Age      Current Position with the Company
----                                    ---      ---------------------------------
John C. Fanning.......................   68      Chairman of the Board and Chief Executive Officer
Harry Maccarrone......................   51      Executive Vice President, Secretary and Director
Michael D. Madden.....................   50      Vice Chairman of the Board
Keith Goldberg........................   36      Director
Daniel Raynor.........................   39      Director
Gordon Robinett.......................   63      Director
Kenneth J. Daley......................   61      Nominee for Director

     John C. Fanning has served as Chairman of the Board of Directors and Chief Executive Officer of COMFORCE and COI since September 1998 and is a member of the Compensation Committee of the Board. From November 1997 to September 1998 he was President of the Company's Financial Services Division. Mr. Fanning was the founder of Uniforce Services, Inc. ("Uniforce") and served as its Chairman, Chief Executive Office and President and as one of its directors from 1961, the year in which Uniforce's first office was opened, until its acquisition by the Company in November 1997. Mr. Fanning entered the employment field in 1954, when he founded the Fanning Personnel Agency, Inc., his interest in which he sold in 1967 to devote his efforts solely to Uniforce's operations. He also founded and served as the first president of the Association of Personnel Agencies of New York.

     Harry Maccarrone has served as Executive Vice President, Secretary and a Director of COMFORCE since September 1998 and is a member of the Finance Committee of the Board. Mr. Maccarrone, who joined Uniforce in December 1988 as Assistant Vice President-Finance, served as Vice President-Finance of Uniforce from May 1989 to September 1998. From May 1989 until December 1997 he also served as Uniforce's Treasurer and Chief Financial Officer.

     Michael D. Madden has served as Vice Chairman of COI since its formation in October 1997 and of COMFORCE since September 1997 and is a member of the Finance Committee of the Board. He has served as Chairman of Hanover Capital L.L.C. (merchant banking) since July 1996, as a Director of FM Properties, Inc. (real estate investments) since 1991, and as a principal of Questor Management Company (merchant banking) since March 1999. From 1994 to 1995, Mr. Madden served as a Vice Chairman and member of the Executive Committee of the Board of

                                       2.

Directors of PaineWebber Incorporated (investment banking), having previously headed the transition team to integrate Kidder Peabody & Co. (investment banking) into PaineWebber Incorporated following their 1994 merger. Mr. Madden held various positions with Kidder Peabody & Co. from 1973 to 1989 and from 1993 to 1994, most recently as Executive Vice President responsible for Global
Origination. He previously served as Senior Managing Director and co-head of Worldwide Investment Banking (1989 to 1993) and a Director (1990 to 1993) of Lehman Brothers (investment banking).

     Keith Goldberg has served as a Director of COI since its formation in October 1997 and of COMFORCE since December 1995 and is a member of the Audit, Compensation and Stock Option Committees of the Board. He is a senior partner at
J. Walter Thompson Advertising. Previously, he worked for BBDO Advertising as an Associate Creative Director from 1994 to 1995. From 1990 through 1994, he served as a Vice President at Young & Rubicam (advertising).

     Daniel Raynor has served as a Director of COMFORCE and COI since September 1998 and is a member of the Audit Committee of the Board. He has served as the president of a general partner of the Argentum Group, a private investment firm, since its founding in 1987. Argentum Group manages a group of private equity partnerships which provide expansion capital to growth-oriented businesses. Mr. Raynor also serves as a director of Dynamic Healthcare Technologies, Inc. and NuCO2, Inc. as well as several private companies.

     Gordon Robinett has served as a Director of COMFORCE and COI since September 1998 and is a member of the Compensation and Stock Option Committees of the Board. He is currently a Director and Vice Chairman of Command Security, a security services firm based in Poughkeepsie, New York. Mr. Robinett retired as the Vice President-Finance and Treasurer of Uniforce in May 1989, after more than 20 years of service.

     Kenneth J. Daley is a nominee to serve as a Director of the Company and COI. From 1957 until his retirement in 1998, Mr. Daley held various positions with Chase Manhattan Bank ("Chase") and, prior to its acquisition by Chase, Chemical Banking Corporation, most recently as Division Executive responsible for middle market business in the Long Island region. He currently serves as Director of Hain Food Company, a distributor of specialty and natural foods, a consultant to Key Span Energy, a trustee of Briarcliff College and a member of the financial committee of the Long Island Catholic Charities.

Meetings of the Board of Directors

     In 1998, the Board of Directors of the Company conducted eight meetings. Each director of the Company attended at least 75% of the meetings held during the time he served as director, except Michael Ferrentino, formerly a director of the Company, who attended only five meetings.

Committees

     The standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Stock Option Committee. The Audit Committee has responsibility for conferring with and reviewing recommendations of the Company's independent auditors and reviewing the Company's financial statements, accounting policies and internal accounting controls. Messrs. Raynor and Goldberg are currently members of the Audit Committee. The Audit Committee met once during 1998. All of the members of the Committee attended this meeting.

     The Compensation Committee has responsibility for reviewing and approving executive and employee salaries, bonuses, non-cash incentive compensation and benefits, exclusive of stock options and stock appreciation rights. Messrs. Fanning, Goldberg and Robinett are currently members of the Compensation Committee. The members of the Compensation Committee consulted with each other on numerous occasions regarding compensation matters during 1998 and met formally to approve the employment agreements with Messrs. Fanning and Maccarrone in January 1999.

     The Stock Option Committee has responsibility for administering the Company's Long-Term Investment Plan and awarding and fixing the terms of stock option grants. Messrs. Goldberg and Robinett are currently members of the Stock Option Committee. The Stock Option Committee acted by unanimous consent on two occasions in 1998.

                                       3.

                    INFORMATION REGARDING EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each individual who currently serves as an executive officer or key employee of the Company, including such person's business experience during at least the past five years and positions held with the Company and its COI subsidiary. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships among the executive officers, nor are there any arrangements or understandings between any executive officer and another person pursuant to which he was selected as an officer except as may be hereinafter described.


Name                                       Age                Position
----                                       ---                --------
Executive Officers
John C. Fanning.........................   68        Chairman of the Board and
                                                     Chief Executive Officer
Harry Maccarrone........................   51        Executive Vice President,
                                                     Secretary and Director
Robert H.B. Baldwin, Jr. ...............   44        Senior Vice President and
                                                     Chief Financial Officer

Executive Officers

     John C. Fanning. See "Information Concerning Directors and Nominees" for information concerning Mr. Fanning.

     Harry Maccarrone. See "Information Concerning Directors and Nominees" for information concerning Mr. Maccarrone.

     Robert H.B. Baldwin, Jr. has served as Senior Vice President and Chief Financial Officer of COMFORCE since he joined COMFORCE in July 1998. From 1985 through 1998 Mr. Baldwin served as Managing Director of Smith Barney, Inc. He joined Smith Barney as an officer in its Capital Markets Division and in 1990 became an officer in the Financial Institutions Group of the Investment Banking Division.

                             EXECUTIVE COMPENSATION

Director Compensation and Arrangements

     During 1998, non-employee directors and, commencing in the third quarter, all directors received fees of $2,500 per quarter. In addition, during 1998, under the Company's Long-Term Stock Investment Plan, each non-employee director was entitled to receive options to purchase 10,000 shares of Common Stock upon his initial election to the Board and, annually thereafter, options to purchase 10,000 shares upon his reelection to the Board, at an exercise price equal to the market price on the date of grant. All options granted to non-employee directors under these non-discretionary provisions of the Plan provide that the options become exercisable one year from the date of grant and terminate 10 years from the date of grant. In addition, two former non-employee directors who resigned from the Board in 1998 received payments of $40,000 each in consideration of their service to the Company.

Executive Officer Compensation

     The following table shows all compensation paid by the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996 to (1) each person who has served as the chief executive officer of the Company at any time since the beginning of 1998 (John C. Fanning and Christopher P. Franco),
(2) the Company's most highly compensated executive officers, other than persons who served as chief executive officer, who were serving as executive

                                       4.

officers as of December 31, 1998 and whose income exceeded $100,000 (Harry Maccarrone and Andrew Reiben), and (3) the two additional individuals (James L. Paterek and Michael Ferrentino) who had served as executive officers during 1998 and whose income exceeded $100,000 during such year, but who had ceased to serve as executive officers as of December 31, 1998 (collectively, the "Named Executive Officers"). No other executive officers of the Company received compensation in excess of $100,000 in 1998.

                           Summary Compensation Table

                                                            Annual Compensation                 Long Term
                                                        ------------------------------         Compensation
                                                                                               ------------         All Other
                                                                                           Securities Underlying   Compensation
Name and Position                       Year            Salary ($)           Bonus ($)       Options/SAR's (#)       ($) (1)
-----------------                       ----            ----------           ---------       -----------------       -------

John C. Fanning,                       1998             260,192(2)            25,000                 --                --
Chairman and Chief                     1997(3)           47,815(2)            25,000(4)              --                --
Executive Officer                      1996(3)             --                   --                   --                --

Harry Maccarrone,                      1998             170,359(2)            25,000                 --                --
Executive Vice President               1997(5)           14,729(2)            25,000               30,000(6)           --
and Secretary                          1996(5)             --                   --                   --                --

Christopher P. Franco,                 1998             215,493                 --                   --                --
formerly Chief Executive               1997             150,000              222,777                 --                --
Officer                                1996             150,000                 --                112,500(7)           --

James L. Paterek,                      1998             275,723                 --                   --                --
formerly Chairman of the               1997             208,000              271,849                 --                --
Board (8)                              1996             157,000                 --                281,250(7)           --

Michael Ferrentino,                    1998             208,281                 --                   --                --
formerly President                     1997             150,000              223,088                 --                --
                                       1996             150,000                 --                281,250(7)           --

Andrew C. Reiben,                      1998             125,000               25,000                 --                --
formerly Vice President                1997             100,000               42,000                 --                --
of Finance and Chief                   1996              83,333                 --                 20,000(9)           --
Accounting Officer

-----------

(1) Does not include perquisites and other personal benefits, securities or other property, if any, received by any such executive officer which did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus for the year indicated.

(2) Includes compensation which the executive officer elected to defer under a deferred compensation plan.

(3) Includes compensation payable to Mr. Fanning during the period from November 26, 1997 through October 2, 1998 when he served as an employee of the Company but did not serve as an executive officer. The compensation shown for 1997 includes only compensation payable from November 26, 1997 through December 31, 1997. Prior to Uniforce's acquisition by the Company in November 1997, Mr. Fanning served as an officer of Uniforce; however, the compensation payable to him during this period is not included in the table since Uniforce was not then a subsidiary or affiliate of the Company.

                                       5.

(4)  Does not include incentive compensation of $219,395 which was earned by Mr.
     Fanning  in  1997  for  services   performed  for  Uniforce  prior  to  its
     acquisition by the Company, but paid in 1998.

(5) Includes compensation payable to Mr. Maccarrone during the period from November 26, 1997 through October 2, 1998 when he served as an employee of the Company but did not serve as an executive officer. The compensation shown for 1997 includes only compensation payable from November 26, 1997 through December 31, 1997. Prior to Uniforce's acquisition by the Company in November 1997, Mr. Maccarrone served as an officer of Uniforce; however, the compensation payable to him during this period is not included in the table since Uniforce was not then a subsidiary or affiliate of the Company.

(6) Represents options to purchase the Company's Common Stock at an exercise price of $7.00 per share, as to which 15,000 shares are currently exercisable and 15,000 shares become exercisable on November 26, 1999.

(7) Represents currently exercisable options to purchase the Company's Common Stock at an exercise price of $6.75 per share.

(8) Includes compensation payable to Mr. Paterek through February 1997 when he served as a consultant to the Company.

(9) Represents currently exercisable options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $7.25 per share.

     Option Awards and Values. No options or stock appreciation rights were awarded to any of the Named Executive Officers in 1998. The following table sets forth information concerning the aggregate number and values of options held by Named Executive Officers as of December 31, 1998. None of the Named Executive Officers holds stock appreciation rights and none of such persons exercised any options in 1998.

                 Aggregated Option Exercises in Last Fiscal Year
                          and FY-End Option Values (1)

                                Number of Securities        Value of Unexercised
                               Underlying Unexercised           In-the-Money
                                     Options at                  Options at
                                 Fiscal Year End (#)         Fiscal Year End ($)
                                    Exercisable/                Exercisable/
Name                                Unexercisable               Unexercisable
----                                -------------               -------------

John C. Fanning...............           0/0                         --
Harry Maccarrone..............      15,000/15,000                    (2)
Christopher P. Franco.........        112,500/0                      (2)
Michael Ferrentino............        281,250/0                      (2)
James L. Paterek..............        281,250/0                      (2)
Andrew C. Reiben..............         20,000/0                      (2)

-----------

(1) This information is presented as of December 31, 1998 and does not include options awarded in 1999.

(2) The exercise prices of these options were in excess of the closing market price of the Company's Common Stock on December 31, 1998. See the notes to the "Summary Compensation Table" for a description of the terms of the options listed in this table.


                                       6.

Employment Agreements

     Effective as of January 1, 1999, the Company entered into employment agreements with John C. Fanning, Chairman and Chief Executive Officer of the Company, and Harry Maccarrone, Executive Vice President and Secretary of the Company. Each agreement is for a term of three years. Mr. Fanning's agreement provides for (i) a salary of $385,000 per year, subject to annual increases of the higher of 7% or the percentage increase in the Consumer Price Index, (ii) annual incentive compensation equal to 5% of the Company's pre-tax operating income in excess of $2.5 million and less than $3.0 million and 3.5% of the Company's pre-tax operating income in excess of $3.0 million, and (iii) participation in the Company's benefit programs. Mr. Maccarrone's agreement provides for (i) a salary of $183,150 per year, subject to annual increases of the higher of 7% or the percentage increase in the Consumer Price Index, and
(ii) participation in the Company's benefit programs.

     Each agreement is terminable by the Company only for "just cause," and imposes customary non-competition and confidentiality restrictions on each executive. Each agreement provides that, if it is terminated or not extended, other than for just cause, the executive will be entitled to a severance payment equal to one year's compensation (with the bonus calculated at the highest rate during the last three years) and reimbursement for health insurance costs for three years. Furthermore, each agreement provides that, if the executive resigns within one year following a "change of control," or if the agreement is terminated or not extended within three years following a change of control, other than for just cause, such executive shall be entitled to receive three times the amount of his annual salary, bonus (calculated at the highest rate during the last three years), benefits and the Company's pension contributions, if any, on his behalf.

     In addition, in the event the agreement is terminated or not extended prior to a change of control or within three years after a change of control, other than for just cause, or if the executive resigns within one year after a change of control, all unvested stock options shall immediately vest and remain exercisable throughout their original term. Each executive shall also be entitled to receive a payment equal to the excise taxes payable by the executive in respect of any of the termination payments described above plus a "gross up" payment based on projected federal, state and local income taxes payable by the executive due to his receipt of this additional compensation.

Compensation Committee Interlocks and Insider Participation

     Until October 1998, Michael Ferrentino, Keith Goldberg and Glen Miller served on the Company's Compensation Committee. Mr. Ferrentino resigned from the Board and the Committee in October 1998, and Dr. Miller resigned from the Board and Committee in December 1998. In December 1998, Gordon Robinett joined the Committee and in February 1999, John C. Fanning joined the Committee. There are no interlocking relationships, as defined in the regulations of the Securities and Exchange Commission, involving any of these individuals. Mr. Fanning serves as the Company's Chairman and Chief Executive Officer. See "Executive Compensation---Employment Agreements" and "Certain Relationships and Related Transactions" for a description of certain transactions entered into by Mr. Fanning with the Company since the beginning of 1998.

Report of the Compensation Committee

Overview and Philosophy

     The Company's executive compensation policy is to provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, to compensate employees in a manner best calculated to recognize individual, group and Company performances and to seek to align the interests of the employees with the interests of the Company's stockholders. The Compensation Committee has responsibility for reviewing and approving executive and employee salaries, bonuses, non-cash incentive compensation and benefits, exclusive of stock options and stock appreciation rights.

     The Company's Stock Option Committee administers the Stock Option Plan under which awards of incentive stock options, non-qualified stock options and stock appreciation rights may be made to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the

                                       7.

business of the Company. The Stock Option Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of the Company. During 1998, grants were awarded to specific key managers based on the salary ranges applicable to such officers and employees at the time of the award and various subjective factors such as the executive's responsibilities, individual performance and anticipated contribution to the Company's performance. Keith Goldberg and Gordon Robinett currently serve on the Stock Option Committee.

Compensation of Executive Officers

     Salary determinations for executive officers are based upon various subjective factors such as the executive's responsibilities, position, qualifications, individual performance and experience. In certain instances, bonuses were awarded in 1998 for exemplary performance or the completion of challenging projects, but the Company did not utilize quantitative measures of Company or individual performance for purposes of fixing the salaries or bonuses of its executives.

Compensation of Chief Executive Officer

     John C. Fanning was appointed as the Company's Chief Executive Officer in October 1998. In determining the appropriate compensation for Mr. Fanning, the Compensation Committee engaged PricewaterhouseCoopers LLP to undertake an analysis of the salaries and incentive compensation paid to the chief executive officers of 15 other public staffing companies with annual revenues of from $142 million to $7.2 billion. To ensure comparability, the report size-adjusted the compensation data from these companies through regression analysis and reported competitive practices at the 50th and 75th percentile pay levels. In considering Mr. Fanning's compensation and the terms of his employment agreement with the Company, the Committee considered this report and considered the size of the size and earnings history of the Company as compared to the companies listed in the report. The Committee also considered various subjective factors such as Mr. Fanning's responsibilities, position, qualifications and experience. The
Committee approved Mr. Fanning's employment agreement in January 1999. Mr. Fanning's salary and projected incentive compensation as set forth in his employment agreement are each consistent with the salaries and incentive compensation at the 50th percentile level for the executives of the other staffing companies included in the report. See "Executive Compensation--Employment Agreements."

Deductibility of Compensation

     Under Section 162(m) of the Code, the Internal Revenue Service will generally deny the deduction of compensation paid to certain executives to the extent such compensation exceeds $1 million, subject to an exception for compensation that meets certain "performance-based" requirements. The Company has taken actions designed to increase its opportunity to deduct all compensation paid to highly compensated officers for federal income tax purposes. However, no assurance can be given that such actions will ensure the deductibility for federal income tax purposes of all executive compensation paid by the Company. Furthermore, neither the Board nor the Compensation Committee subscribes to the view that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1 million and it is not reasonably practicable to compensate him or her in a manner such that the compensation payable is fully deductible by the Company.

Submission of Report

     This report on Executive Compensation is submitted by Keith Goldberg, Gordon Robinett and John C. Fanning, the current members of the Compensation Committee.

Performance Information

     Set forth below in tabular form is a comparison of the total stockholder return (annual change in share price plus dividends paid, assuming reinvestment of dividends when paid) assuming an investment of $100 on the starting date for the period shown for the Company, the Dow Jones Equity Market Index (a broad equity market index which includes the stock

                                       8.

of companies traded on the American Stock Exchange) and the Dow Jones Industrial Sector -- Industrial and Commercial Services Index (an industry index which includes providers of staffing services).

     No dividends were paid on the Company's Common Stock during the period shown. The return shown is based on the percentage change from December 31, 1993 through December 31, 1998.


COMFORCE Corporation                                             Investment              Date
                                                                 ----------              ----
                                                                 $   100.00        December 31, 1993
                                                                      51.11        December 31, 1994
                                                                     164.44        December 31, 1995
                                                                     253.33        December 31, 1996
                                                                     142.22        December 31, 1997
                                                                      95.56        December 31, 1998

Dow Jones Equity Market Index                                    Investment              Date
                                                                 ----------              ----
                                                                 $   100.00        December 31, 1993
                                                                     100.73        December 31, 1994
                                                                     138.69        December 31, 1995
                                                                     170.63        December 31, 1996
                                                                     228.57        December 31, 1997
                                                                     294.05        December 31, 1998

Dow Jones Industrial and Commercial Services Index               Investment              Date
                                                                 ----------              ----
                                                                 $   100.00        December 31, 1993
                                                                      96.55        December 31, 1994
                                                                     123.57        December 31, 1995
                                                                     134.99        December 31, 1996
                                                                     160.98        December 31, 1997
                                                                     183.57        December 31, 1998

                             PRINCIPAL STOCKHOLDERS

Securities Ownership of Certain Beneficial Owners and Management

     The following table sets forth the number of shares and percentage of Common Stock known to the Company (based upon representations made to it or public filings with the Securities and Exchange Commission) to be beneficially owned as of April 28, 1999 by (i) each person who beneficially owns more than 5% of the shares of Common Stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless stated otherwise, each person so named exercises sole voting and investment power as to the shares of Common Stock so indicated. There were 16,202,080 shares of Common Stock issued and outstanding as of April 28, 1999.

                                       9.

Name and Address of Beneficial Owner                          Number(1)        Percentage(1)
------------------------------------                          ---------        -------------
Management:

John C. Fanning (2).....................................      4,752,579            29.3%
   COMFORCE-Woodbury
   415 Crossways Park Drive
   P.O. Box 9006
   Woodbury, NY  11797
Harry Maccarrone, individually (3)......................         30,552                *
Harry Maccarrone, as trustee of the John C.
Fanning Irrevocable Trust (3)...........................      4,728,379            29.2%
   COMFORCE-Woodbury
   415 Crossways Park Drive
   P.O. Box 9006
   Woodbury, NY  11797
Daniel Raynor ..........................................             --                *
Gordon Robinett (4).....................................          1,043                *
Keith Goldberg (5)......................................         30,000                *
Michael D. Madden (6)...................................         92,500                *
Directors and officers as a group
   (7 persons) (7)......................................      4,941,674            30.2%

Other Significant Stockholders:

ARTRA GROUP Incorporated (8)............................      1,525,500             9.4%
   500 Central Avenue
   Northfield, Illinois 60093
Alberta, Canada (4).....................................      1,400,000             8.6%
   Alberta Treasury, Room 530
   Terrace Building
   9515 107th Street
   Edmonton, Alberta  T5K 2C3

-----------
*    Less than 1%

(1) For purposes of this table, shares are considered "beneficially owned" if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days, and options exercisable within such period are referred to herein as "currently exercisable."

(2) The shares beneficially owned by Mr. Fanning, the Chairman and Chief Executive Officer of the Company, include (i) 24,200 shares currently held of record by him, (ii) 3,396,069 shares owned by the John C. Fanning Irrevocable Trust, of which Mr. Fanning is the beneficiary and (iii) 1,332,310 shares held by a limited partnership of which the John C. Fanning Irrevocable Trust is the general partner. Mr. Fanning disclaims beneficial ownership of shares owned by the limited partnership in excess of his proportionate interest in the limited partnership. Harry Maccarrone holds sole voting power with respect to the shares held by the limited partnership and the John C. Fanning Irrevocable Trust.

(3) The shares beneficially owned by Mr. Maccarrone, Executive Vice President and Secretary of the Company, include (i) 552 shares currently held of record by him, (ii) 30,000 shares issuable to him upon exercise of an

                                       10.

     option at an exercise price of $7.00 per share, (iii) 3,396,069 shares owned by the John C. Fanning Irrevocable Trust, of which Mr. Maccarrone is the trustee, and (iv) 1,332,310 shares held by a limited partnership of which the John C. Fanning Irrevocable Trust is the general partner. Harry Maccarrone holds sole voting power with respect to the shares held by the limited partnership and the John C. Fanning Irrevocable Trust.

(4)  These shares are owned of record.

(5) The shares beneficially owned by Mr. Goldberg, a Director of the Company, include (i) 10,000 shares issuable to him upon exercise of an option at an exercise price of $6.75 per share, (ii) 10,000 shares issuable to him upon exercise of an option at an exercise price of $17.00 per share, and (iii) 10,000 shares issuable to him upon exercise of an option at an exercise price of $7.625 per share.

(6) The shares beneficially owned by Mr. Madden, the Vice Chairman of the Company, are issuable to him upon the exercise of an option at an exercise price of $7.375 per share.

(7) The shares shown to be beneficially owned by the directors and officers as a group include (i) 4,764,174 shares held of record by them or an affiliate and (ii) 177,500 shares issuable upon the exercise of options at exercise prices ranging from $6.75 to $17.00 per share.

(8) ARTRA Group Incorporated, a Delaware corporation, presently owns all of such shares of record directly or through a wholly-owned subsidiary, Fill-Mor Holding, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain of its officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to persons who are officers or directors of the Company or holders of 10% of the Company's Common Stock were complied with in 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Executive Compensation--Employment Agreements" for a description of the employment agreements entered into between the Company and each of Messrs. Fanning and Maccarrone.

     In connection with the closing of the Company's credit facility in November 1997, John C. Fanning, currently the Chairman and Chief Executive Officer of the Company, posted cash collateral of $5.0 million to secure borrowings under the credit facility. This collateral was fully released in February 1998. As consideration for agreeing to make this collateral available, the Company paid to Mr. Fanning $85,342, representing a 12% per annum yield on his cash collateral, less the actual return thereon as invested.

                                       11.

                             STOCKHOLDERS' PROPOSALS

     To be considered for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders, stockholder proposals must be sent to the Company (directed to the attention of Linda Annicelli, Vice President of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, for receipt not later than January 12, 2000.


                            GENERAL AND OTHER MATTERS

     Management knows of no matters, other than those referred to in this Proxy Statement, which will be presented to the meeting. However, if any other matters properly come before the meeting or any adjournment, the persons named in the accompanying proxy will vote it in accordance with their best judgment on such matters.

     The Company is presently reviewing proposals from two accounting firms to audit its consolidated financial statements for 1999, including its current auditor, PricewaterhouseCoopers LLP. The Company will not select an auditor for 1999 until it has completed this ongoing review process. A representative of PricewaterhouseCoopers is expected to be present at the meeting and will be given the opportunity to make a statement and respond to appropriate questions.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement, as well as the cost of any required solicitation. In addition to the solicitation of proxies by use of the mails, the Company may use regular employees, without additional compensation, to request, by telephone or otherwise, attendance or proxies previously solicited.



                                            By Order of the Board of Directors



                                            Harry Maccarrone
                                            Secretary

Woodbury, New York
April 30, 1999


                                       12.

                                      PROXY

                              COMFORCE CORPORATION
Solicited by The Board of Directors for the 1999 Annual Meeting of Stockholders

                     415 Crossways Park Drive, P.O. Box 9006
                            Woodbury, New York 11797

     The undersigned hereby appoints [John C. Fanning and Harry Maccarrone] as Proxies, each with the power to appoint his substitute, to vote all of the shares of Common Stock of COMFORCE Corporation, a Delaware corporation (the "Company"), held of record by the undersigned on the record date, April 28, 1999, at the 1999 Annual Meeting of Stockholders to be held on June 9, 1999, or any adjournment thereof, as directed and, in their discretion, on all other matters which may properly come before the meeting. The undersigned directs said proxies to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and set forth in the Proxy Statement.

     Holders of record of the Company's Common Stock at the close of business on the record date will be entitled to vote at the Annual Meeting. Holders of Common Stock will be entitled to one vote for each share then held. Each stockholder may vote in person or by proxy. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may may withhold authority to vote for any nominee(s) by so indicating on the reverse side.

     The votes represented by this proxy will be voted as marked by you. However, if you properly execute and return the proxy unmarked, such votes will be voted FOR all of the proposals. Any proxy which is not properly executed shall be ineffetive. Please mark each box with an "x".

       (Continued, and to be marked, dated and signed, on the other side)

The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted FOR all of the proposals. Please mark each box with an "x".

          The Board of Directors Recommends a Vote "For" all proposals.


1. Election of Directors: John C. Fanning, Harry Maccarrone, Michael D. Madden, Keith Goldberg, Daniel Raynor and Gordon Robinett have been nominated.

     FOR          Withheld         Withheld for the following
                  for all          following (write the
                                   nominee's name in the
                                   space below).

     |_|          |_|              _______________________________________


When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.


Dated: ________________________________


_______________________________________
Signature


_______________________________________
Signature if held jointly


PLEASE  SIGN,  DATE AND  RETURN  THE PROXY  CARD  PROMPTLY  USING  THE  ENCLOSED
ENVELOPE.